EXHIBIT 99

BW	October 13, 2000	For Immediate Release

(BW) (Shoreline Financial Corp.) (SLFC)		Shoreline Financial

Business Editors

Shoreline Financial Corporation Reports Earnings up 2.3%
From Last Year's Third Quarter

Benton Harbor, Michigan -- (Business Wire) - October 13, 2000 - Shoreline Financial Corporation (NASDAQ: SLFC) today reported third quarter net income of $3.3 million, up 2.3% from the $3.2 million earned during the same quarter last year. Diluted earnings per share for both periods were $.28. For the first nine months of 2000, net income was $9.4 million, or $.82 per diluted share. For the same period of 1999, net income was $9.6 million with earnings per share also at $.82.

The Company's return on equity ratio, benefiting from the Company's stock repurchase program concluded this past August, was 15.81% for the third quarter of 2000 compared with the 15.48% reported for the same period of 1999. On a year to date basis this ratio was 15.64% for 2000 and 15.06% for 1999.

"The increase in net income for the quarter was the result of strong non-interest income growth and effective expense controls," stated Dan L. Smith, Chairman and Chief Executive Officer, Shoreline Financial Corporation. Non-interest income was up 8.2% for the third quarter of 2000 from strong growth in service charge income, up 30.7%, trust revenue, up 7.6%, and gains on the sale of mortgages, up 30.5%. The modest 3.1% increase in expenses was mainly the result of higher personnel expense reflective of the 4.9% increase in full time equivalent employees and the technological enhancements added over the past year such as free on-line banking services for all of Shoreline's retail customers.

Smith went on to say, "Net interest income was up only 1.7% despite a 10.3% increase in average earning assets due in part to the rising interest rate environment which caused our cost of funds to increase more rapidly than our yields on earning assets." The net interest margin for the third quarter of 2000 was 3.86% compared with 4.19% for the same quarter a year ago. For the nine-month periods of 2000 and 1999, the net interest margin was 3.96% and 4.19%, respectively.

In concluding his remarks Smith added, "The net charge-off to average loans ratio for the first nine months of 2000, annualized, was only .05%, an improvement from the .07% reported for the same period a year ago. However, due to the necessary reclassification of one large commercial credit during the second quarter of 2000, non-performing assets as a percent of total loans increased to 1.01% from .27%."

Shoreline Financial Corporation is a bank holding company with assets totaling $1.1 billion. Its subsidiary, Shoreline Bank, serves the southwestern Michigan and north central Indiana markets through 32 offices and 10 off-premise ATMs. On August 21, 2000, Shoreline signed a definitive agreement with Chemical Financial Corporation (NASDAQ: CHFC) for Shoreline to merge, subject to shareholder and regulatory approvals, with and into Chemical in a merger of equals. Chemical Financial Corporation is a $1.9 billion bank holding company serving markets across Michigan through 88 offices and 22 off-site ATMs.

Financial Highlights
$'s in thousands except per share data

At September 30:				2000	1999	% Change
Total assets				$ 1,079,085	$ 1,004 148	7.5%
Loans, net of unearned income				759,940	679,631	11.8%
Deposits				845,030	804,788	5.0%
Shareholders' equity				85,465	80,155	6.6%
Non performing assets as a % of total loans				1.01%	0.27%
Allowance coverage of non- performing loans*				106%	430%

	Three Months Ended September 30			Nine Months Ended September 30
	2000	1999	% Change	2000	1999
Net income	$ 3,302	$ 3,229	2.3%	$ 9,445	$ 9,597	-1.6%
Diluted earnings per share	0.28	0.28	--	0.82	0.82	--

Financial Ratios:
Return on average assets	1.21%	1.30%		1.20%	1.33%
Return on average total equity	15.81%	15.48%		15.64%	15.06%
Net interest margin**	3.86%	4.19%		3.96%	4.19%

* Includes non accrual, restructured, 90 days past due and other real estate owned
** Fully taxable equivalent based on a marginal federal income tax rate of 34%

Contact:	Shoreline Bank, Benton Harbor
Wayne Koebel, EVP and CFO 616/934/1011
Keyword:	Michigan
Industry Keyword:	Banking